Exhibit 99.1

May 29th 2017. BE Industries Resignation letter. Enclosed to today’s mail to Board and Directors.

To the Directors and Board members of BE Industries (formerly NACG),

I am tendering my resignation as Director of BE Industries effective today, due to the following reason:

1.	Approximately mid March 2017 the last 500K of proceeds from the JDN operation were received. Within a couple of weeks from that, NACG defaulted on usd 75K, SHE has an execution to the tune of chf 55K and ProteamTPS filed for receivership on an approx. Euro 40k default deadline. Since mid March I have not received any company communication or information and was not made aware of any strategic plans to address the critical need for financing and recovery plans for the subsidiaries. Similarily I am not aware of how the 500k was disbursed.

2.	Despite promises for a prompt response to the detailed questions I submitted to the board (see my email of April 11th 2017), I have received nothing. Mr. Anslow promised a reply with a few days and Mr. Monesi, on April 21st, promised an answer before May 2nd. No answer followed from either of them or from the Board.

3.	On April 24th I emailed the Board concerning a possible disposition of 2 subsidiaries, but have received no acknowledgment or reply. This implies that the Board prefers to preside over a defaulting business rather than exploring potential strategic alternatives or dispositions.

4.	Lately I heard form Mr. Bortolotti that Swiss government agencies are about to wind up SHE due to its not being compliant with Swiss law.

5.	ProteamTPS, on April 7th filed for receivership. This was a very imprudent and irrational choice, made by the new director of that subsidiary (I was removed on March 21st) who demonstrated no real experience nor knowledge of the business and poor management in general. Moreover, the decision to file for receivership appears not to have been made properly because neither the SHE Board nor the BE Ind. Board considered or approved it.

6.	On March 21st I was unilaterally removed as a director of ProteamTPS and Petrochem Industrie (two 100% owned SHE subsidiaries) with no proper action to that effect being taken by SHE Board. As a result I can only assume that the new Sole Director was never properly installed.

7.	Recently, I am told, Petrochem Industrie received inquiries (RFQ’S, Request for Quotation) for approximately euros 2 million of new business that were rejected due to its not being able to operate under new management.

8.	Petrochem Industrie employees are continuously complaining (to me !?) for a complete lack of management, direction and resources to properly operate and manufacture products.

9.	Despite many requests, there is no available information on real and true Bellelli financial condition. Mr Monesi and the management team offer continued reassuriances that there is no need for a radical restructuring plan for Bellelli and all group companies, but the facts say otherwise. On several occasions I urged management to work on a group emergency plan, but Mr. Monesi always said there was no need for that and that new investors would come in soon.

10.	The most fundamental problem for me as a director is the absolute lack of communication and transparency. Management shares no information, seeks no input, allows no oversight and provides no reports on the financial condition or results of operations of the business. Mr Monesi and a group of insiders with zero accountability to shareholders manage the group autonomously and independent from the board. I am personally frozen out from all information flows and decision-making, which makes it for me impossible for me to act as a fiduciary in the best interests of all shareholders or to exercise any duty of oversight over management.

Please be aware that I expect disclosure of my resignation on proper Form 8-K. In case I see no hint of that within the next few days I shall have to personally communicate it to the Auditors as well. I regret having to take this action, but I believe this is the only way I can discharge my obligations to the company and its shareholders under what I consider extreme circumstances.

Regards

Filippo M Puglisi